                                                                       EXHIBIT 5

                       [Pillsbury Winthrop LLP Letterhead]

                               September 18, 2002

Silgan Holdings Inc.
4 Landmark Square
Stamford, CT 06901


         Re:      Registration Statement on Form S-4
                  of Silgan Holdings Inc.

Gentlemen:

         We have acted as counsel to Silgan Holdings Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to up to $200 million aggregate principal amount of the Company's 9% Senior Subordinated Debentures due 2009 (the "New Debentures") to be issued by the Company in exchange for an equal aggregate principal amount of its outstanding 9% Senior Subordinated Debentures due 2009. The New Debentures will be issued pursuant to an Indenture dated as of June 9, 1997, as modified by the First Supplemental Indenture dated as of June 24, 1997 and the Second Supplemental Indenture dated as of April 23, 2002 (as so modified, the "Indenture"), between the Company (as successor to Silgan Corporation), as Issuer, and National City Bank, N.A. (as successor trustee to Bank One Trust Company N.A., which was the successor in interest to the First National Bank of Chicago, as original trustee), as Trustee.

         We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. In rendering this opinion, we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, the New Debentures will be properly authenticated by the manual signature of an authorized representative of the Trustee, and the signatures on all documents examined by us are genuine, which assumptions we have not independently verified. Based upon the foregoing, we are of the opinion that the New

Debentures have been duly authorized and, when issued and sold in accordance with the Registration Statement and the Indenture, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and entitled to the benefits of the Indenture, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law) and by requirements of reasonableness, good faith and fair dealing.

         The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction.

         The opinion expressed herein is solely for your benefit and may not be relied upon in any manner or for any purpose by any other person without our express written consent.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                              Very truly yours,

                                              /s/ Pillsbury Winthrop LLP


                                       2